UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.              )

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THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THERAVANCE, INC.
901 Gateway Boulevard
South San Francisco, CA 94080

April 18, 2007

Dear Fellow Stockholder:

We have previously sent to you proxy material for the Annual Meeting of Stockholders of Theravance, Inc., to be held on Wednesday, April 25, 2007.  Among the items on the agenda is an amendment to our 2004 Equity Incentive Plan that would, among other things, increase the number of shares authorized for issuance by 3.5 million, from 3.7 million to 7.2 million.

The additional shares are a critical element in our efforts to continue building stockholder value.  We believe, and our record demonstrates, that in our business equity incentives are essential in delivering long-term stockholder value.  We do not believe, however, that this should come at the cost of excessive dilution for our existing stockholders.

We carefully considered dilution under our equity compensation programs before seeking your approval for additional shares for the 2004 Equity Incentive Plan.  We thought it would be helpful to share with you some statistics compiled by our independent compensation consultant regarding our dilution as you make your voting decision:

1.                 Theravance’s historical stock option grant rate has been comparable to the peer group set forth in our proxy statement for the 2007 Annual Meeting of Stockholders. Our average gross annual stock option grant run rate since our public offering in October 2004 has been approximately 3%, which is below the peer group’s 25th percentile on average over the last three years.

2.                 At December 31, 2006 Theravance’s stock option dilution overhang is 16.2% of its fully diluted shares outstanding.  The median percentage for our peer group is 20.7%, and the 25th percentile for our peer group is 17.8%. Accordingly, we are in the lowest quartile of our peer group.  Even with the proposed share increase contemplated by the amendment to the 2004 Equity Incentive Plan, our dilution overhang is only 20.1%, which is still below the median of our peer group.

We strongly urge you to vote FOR Item 2, approval of the amendment to the 2004 Equity Incentive Plan, as well as all other items on the agenda.  If you have any questions, or would like to discuss these matters in greater detail, please call me at 650-808-6171 at your convenience.

Very truly yours,

Bradford J. Shafer

Senior Vice President,

General Counsel and Secretary